Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

JABIL INC., a Delaware corporation

as of ~~June 5, 2017~~October 20, 2022

BYLAWS OF

JABIL INC., a Delaware corporation

TABLE OF CONTENTS

ARTICLE I. CORPORATE OFFICES		1

1.1.	REGISTERED OFFICE	1
1.2.	OTHER OFFICES	1

ARTICLE II. MEETINGS OF STOCKHOLDERS		1

2.1.	ANNUAL MEETING	1
2.2.	SPECIAL MEETING	1
2.3.	NOTICE OF STOCKHOLDERS’ MEETINGS; AFFIDAVIT OF NOTICE	2
2.4.	QUORUM	2
2.5.	ADJOURNED MEETING; NOTICE	3
2.6.	VOTING	3
2.7.	VALIDATION OF MEETINGS; WAIVER OF NOTICE; CONSENT	4
2.8.	NO STOCKHOLDER ACTION BY WRITTEN CONSENT	5
2.9.	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING	5
2.10.	PROXIES	5
2.11.	INSPECTORS OF ELECTION	6
2.12.	ORGANIZATION	6
2.13.	CONDUCT OF MEETINGS	6
2.14.	SUBMISSION OF INFORMATION BY DIRECTOR NOMINEES	7
2.15.	NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS	8
2.16.	PROXY ACCESS FOR DIRECTOR NOMINATIONS	15

ARTICLE III. DIRECTORS		23

3.1.	POWERS	23
3.2.	NUMBER OF DIRECTORS	23
3.3.	ELECTION AND TERM OF OFFICE OF DIRECTORS	23
3.4.	REMOVAL, RESIGNATION AND VACANCIES	23
3.5.	ANNUAL AND REGULAR MEETINGS; MEETINGS BY TELEPHONE	24
3.6.	SPECIAL MEETINGS; NOTICE	24
3.7.	QUORUM	25
3.8.	WAIVER OF NOTICE	25
3.9.	ADJOURNMENT	25
3.10.	NOTICE OF ADJOURNMENT	26
3.11.	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	26
3.12.	FEES AND COMPENSATION OF DIRECTORS	26
3.13.	~~CHAIRMAN~~CHAIR	26

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3.14.	VICE~~CHAIRMAN~~CHAIR	26

ARTICLE IV. COMMITTEES		27

4.1.	COMMITTEES OF DIRECTORS	27
4.2.	MEETINGS AND ACTIONS OF COMMITTEES	27

ARTICLE V. OFFICERS		27

5.1.	OFFICERS	27
5.2.	ELECTION OF OFFICERS	28
5.3.	SUBORDINATE OFFICERS	28
5.4.	REMOVAL AND RESIGNATION OF OFFICERS	28
5.5.	VACANCIES IN OFFICES	28
5.6.	CHIEF EXECUTIVE OFFICER	28
5.7.	PRESIDENT	29
5.8.	CHIEF OPERATING OFFICER	29
5.9.	CHIEF FINANCIAL OFFICER	29
5.10.	TREASURER	29
5.11.	CONTROLLER	29
5.12.	VICE PRESIDENTS	30
5.13.	SECRETARY	30

ARTICLE VI. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS		30

6.1.	INDEMNIFICATION OF DIRECTORS AND OFFICERS	30
6.2.	INDEMNIFICATION OF OTHERS	31
6.3.	NON-EXCLUSIVITY OF RIGHTS	31
6.4.	SURVIVAL; PRESERVATION OF OTHER RIGHTS; NATURE OF RIGHTS	31
6.5.	INSURANCE	31

ARTICLE VII. RECORDS AND REPORTS		31

7.1.	MAINTENANCE AND INSPECTION OF RECORDS	31
7.2.	INSPECTION BY DIRECTORS	32
7.3.	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	32

ARTICLE VIII. GENERAL MATTERS		33

8.1.	RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING	33
8.2.	CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS	33
8.3.	CORPORATE CONTRACTS AND INSTRUMENTS; HOW EXECUTED	33
8.4.	STOCK CERTIFICATES; PARTLY PAID SHARES	33
8.5.	SPECIAL DESIGNATION ON CERTIFICATES	34
8.6.	LOST CERTIFICATES	34
8.7.	FISCAL YEAR	34
8.8.	CONSTRUCTION; DEFINITIONS	35
8.9.	FORUM FOR ADJUDICATION OF DISPUTES	35

ARTICLE IX. AMENDMENTS		35

ii

BYLAWS

OF

JABIL INC., a Delaware corporation

ARTICLE I.

CORPORATE OFFICES

1.1.	REGISTERED OFFICE

The registered office of the corporation shall be fixed in the Certificate of Incorporation of the corporation.

1.2.	OTHER OFFICES

The corporation may maintain offices or places of business at such other locations, both within and without the state of Delaware, as the board of directors may from time to time determine or as the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

2.1.	ANNUAL MEETING

The annual meeting of stockholders, for the election of directors or for the transaction of such other business as properly may come before such meeting, shall be held at such place, or, within the sole discretion of the board of directors, by remote electronic communication technologies, and at such date and time as may be designated by the board of directors. The board of directors may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the board of directors.

2.2.	SPECIAL MEETING

A special meeting of the stockholders may be called at any time by the board of directors, or by the ~~chairman~~chair of the board, or by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than a majority of the votes at that meeting.

If a special meeting is requested by any person or persons other than the board of directors or the chief executive officer or the ~~chairman~~chair of the board, then the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the ~~chairman~~chair of the board, the chief executive officer, any vice president or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The board of directors shall determine the time and place of such special meeting, which shall be held not less than 35 nor more than 120 days after the receipt of the request. Upon determination of the time and the place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.3 of these bylaws. If the notice is not given within 61 days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph of this Section 2.2 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

2.3.	NOTICE OF STOCKHOLDERS’ MEETINGS; AFFIDAVIT OF NOTICE

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Unless otherwise provided by the General Corporation Law of Delaware, the written notice of any meeting shall be given personally, by mail or by electronic transmission not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the corporation’s giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the corporation. A stockholder’s consent to notice by electronic transmission is automatically revoked if the corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the secretary of the corporation, any assistant secretary, the transfer agent or other person responsible for giving notice. Notices are deemed given (a) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (b) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (c) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (i) such posting or (ii) the giving of the separate notice of such posting; or (d) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the giving of such notice.

2.4.	QUORUM

Except as otherwise required by law, by the Certificate of Incorporation of the corporation or by these bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote thereat constitutes a quorum for the transaction of business at all meetings of stockholders.

Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, will neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing will not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.5.	ADJOURNED MEETING; NOTICE

Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy. In the absence of a quorum, no other business may be transacted at that meeting except as provided in Section 2.4 of these bylaws.

When any meeting of stockholders, either annual or special, is adjourned to another time or place~~,~~ (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the ~~time and~~ place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are: (i) announced at the meeting at which the adjournment is taken~~.~~; (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication; or (iii) set forth in the notice of meeting given in accordance with Section 2.3 of these bylaws. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than 30 days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 2.3 of these bylaws. At any adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

2.6.	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.9 of these bylaws. Except as may be otherwise provided in the Certificate of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the stockholders.

If a quorum is present, on each matter other than the election of directors, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and actually cast on such subject matter shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law or by the Certificate of Incorporation.

Each director to be elected by stockholders shall be elected by the vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast with respect to the director; provided, however, that if the board of directors determines that the election is contested then directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

For the purposes of this Section 2.6, a “majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast” shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes actually cast with respect to that director’s election. Votes actually cast shall include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election.

If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her conditional resignation following certification of the stockholder vote. The nominating and corporate governance committee shall consider the resignation offer and recommend to the board of directors whether to accept it. The nominating and corporate governance committee and the board of directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The board of directors will endeavor to act on the nominating and corporate governance committee’s recommendation within 90 days following the nominating and corporate governance committee’s recommendation. Thereafter, the board of directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Report on Form 8-K or by a press release disseminated in the manner that company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the nominating and corporate governance committee recommendation or board of directors action regarding whether to accept the resignation offer. However, if each member of the nominating and corporate governance committee received a majority withheld vote at the same uncontested election, then the independent directors who did not receive a majority withheld vote shall appoint a committee amongst themselves to consider the resignation offer and recommend to the board of directors whether to accept them. However, if the only directors who did not receive a majority withheld vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers. If a director’s resignation is accepted by the board of directors pursuant to this Section 2.6, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.4 of these bylaws or may decrease the size of the board of directors pursuant to the provisions of Section 3.2 of these bylaws.

2.7.	VALIDATION OF MEETINGS; WAIVER OF NOTICE; CONSENT

The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, who was not present in person or by proxy, signs a written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof or provides a waiver of notice by electronic transmission. The waiver of notice or consent or approval need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Attendance by a person at a meeting shall also constitute a waiver of notice of and presence at that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice of the meeting but not so included, if that objection is expressly made at the meeting.

2.8.	NO STOCKHOLDER ACTION BY WRITTEN CONSENT

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with these bylaws, and no action shall be taken by the stockholders by written consent.

2.9.	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING

For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the board of directors may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the corporation after the record date.

If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for any other purpose shall be as provided in Article VIII of these bylaws.

2.10.	PROXIES

Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the corporation, or by the transmitting or authorizing the transmission of a telegram, cablegram, any other means of electronic transmission, or any other acceptable means under the General Corporation Law of Delaware, to the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission. However, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy by any reasonable means by the stockholder or the stockholder’s attorney-in-fact. Every proxy is revocable at the pleasure of the stockholder signing it, except in those cases where applicable law provides that a proxy shall be irrevocable.

2.11.	INSPECTORS OF ELECTION

Before any meeting of stockholders, the board of directors or the chief executive officer may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the ~~chairman~~chair of the meeting may appoint an inspector or inspectors of election to act at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act, then the ~~chairman~~chair of the meeting may appoint a person to fill that vacancy. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to faithfully execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Inspectors may appoint or retain other persons to assist in the performance of their duties.

Such inspectors shall:

(a)

determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(b)	receive votes, ballots or consents;

(c)	hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)	count and tabulate all votes or consents;

(e)	determine the result; and

(f)	do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

2.12.	ORGANIZATION

Meetings of the stockholders shall be presided over by the ~~chairman~~chair of the board, or in the ~~chairman~~chair of the board’s absence, the vice ~~chairman~~chair of the board, or in the vice ~~chairman~~chair of the board’s absence, by a person designated by the board of directors. The secretary of the corporation shall act as secretary of the meeting, but if the secretary is not present the ~~chairman~~chair of the meeting shall appoint a secretary of the meeting.

2.13.	CONDUCT OF MEETINGS

The ~~chairman~~chair of the meeting shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems in order to the ~~chairman~~chair of the meeting.

2.14.	SUBMISSION OF INFORMATION BY DIRECTOR NOMINEES

(a) To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to 2.15 or Section 2.16, a person must deliver to the secretary at the principal executive office of the corporation the following information:

(i) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a director if elected and to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected, and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the corporation; or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the corporation; and (D) if elected as a director, will comply with all of the corporation’s corporate governance, conflict of interest, confidentiality (including, without limitation, the prohibition against unauthorized disclosure of any board and committee materials), and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and

(ii) all fully completed and signed questionnaires prepared by the corporation (including those questionnaires required of the corporation’s directors and any other questionnaire the corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these bylaws, any law, rule, regulation or listing standard that may be applicable to the corporation, and the corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires will be promptly provided following a request therefor.

(b) A nominee for election or re-election as a director of the corporation shall also provide to the corporation such other information as it may reasonably request. The corporation may request such additional information as necessary to permit the corporation to determine the eligibility of such person to serve as a director of the corporation, including information relevant to a determination whether such person can be considered an independent director.

(c) If a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.15 or Section 2.16 of these bylaws, all written and signed representations and agreements and all fully completed and signed Questionnaires described in Section 2.14(a) above shall be provided to the corporation at the same time as such notice, and the additional information described in Section 2.14(b) above shall be provided to the corporation promptly upon request by the corporation, but in any event within five business days after such request. All information provided pursuant to this Section 2.14 shall be deemed part of the stockholder’s notice submitted pursuant to Section 2.15 of these bylaws or a Stockholder Notice submitted pursuant to Section 2.16 of these bylaws, as applicable.

(d) Notwithstanding the foregoing, if any information or communication submitted pursuant to this Section 2.14 is inaccurate or incomplete in any material respect (as determined by the board of directors (or any authorized committee thereof)) such information shall be deemed not to have been provided in accordance with this Section 2.14. Any stockholder providing information pursuant to this Section 2.14 shall promptly notify the secretary in writing at the principal executive office of the corporation of any inaccuracy or change in any previously provided information within two business days after becoming aware of such inaccuracy or change. Upon written request of the secretary, such stockholder shall provide, within seven business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the corporation, to demonstrate the accuracy of any information submitted and (ii) a written affirmation of any information submitted as of an earlier date. If the stockholder giving notice of an intent to nominate a candidate for election fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.14.

~~2.14~~2.15. NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS

(a) ~~To be properly brought before the annual meeting or special meeting, nominations~~ Annual Meeting.

~~(a)~~ Nominations of persons for election to the board of directors or ~~other~~ the proposal of business ~~must be either (i) specified in the~~other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors; (~~ii) otherwise properly brought before the meeting~~B) by or at the direction of the board of directors ~~or (iii) otherwise properly brought before~~; (C) by any stockholder of the ~~meeting by~~corporation who is a stockholder of record~~.~~

(i) ~~For nominations or~~ at the time the notice provided for in this Section 2.15 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.15; or (D) with respect to an annual meeting, by any Eligible Stockholder (as defined in Section 2.16 of these bylaws) whose Stockholder Nominee (as defined in Section 2.16 of these bylaws) is included in the corporation’s proxy materials for the relevant annual meeting pursuant to Section 2.16 of these bylaws. For the avoidance of doubt, the foregoing clauses (C) and (D) shall be the exclusive means for a stockholder to make director nominations, and the foregoing clause (C) shall be the exclusive means for a stockholder to propose other business ~~to be properly brought before~~at an annual meeting of stockholders (other than a proposal included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act)).

~~(i)~~(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (~~iii~~C) of ~~the~~ Section 2.~~14~~15(a)(i) of these bylaws, (i) the subject matter thereof must be a matter which is a proper subject matter for stockholder action at such meeting; (ii) the stockholder must have been a stockholder of record of the corporation at the time the notice required by this Section 2.~~14~~15 is delivered to the corporation and must be entitled to vote at the meeting; and (iii) the stockholder must have given timely written notice thereof by mail, courier or personal delivery to (~~A~~x) the Nominating and Corporate Governance Committee of the board of directors, care of the corporate secretary of the corporation, for nominations, or (~~B~~y) the corporate secretary of the corporation, for other business. To be considered timely, a stockholder’s notice must be delivered to or mailed and received by the secretary of the corporation at the principal executive ~~offices~~office of the corporation not less than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the corporation’s proxy statement for the annual meeting of stockholders for the current year. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

~~A stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that is required by Item 401 of the Securities and Exchange Commission’s (“SEC”) Regulation S-K; (B) the information required by Item 403 of SEC Regulation S-K; (C) the information required by Item 404 of SEC Regulation S-K; (D) a description of all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination; (E) a description of all relationships between the proposed nominee and any of the corporation’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the corporation known to the recommending stockholder or nominee in the corporation’s filings with the SEC; (F) a statement by the stockholder supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee of the board of directors for nominees or directors from time to time, including those that may be set forth in the corporation’s Corporate Governance Guidelines, and a brief description of the contributions that the nominee would be expected to make to the board of directors and to the governance of the corporation; (G) a statement whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the corporation; and (H~~A stockholder’s notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election as a director, (1) a written statement, not to exceed 500 words in support of such person; (2) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (3) the information required to be submitted by nominees pursuant to Section 2.14(a) above, including, within the time period specified in Section 2.14(c) above, all fully completed and signed Questionnaires described in Section 2.14(a)(ii) above, which will be promptly provided following a request therefor; and (4) such nominee’s written consent to being interviewed by the Nominating and Corporate Governance Committee of the board of directors (including the nominee’s contact information for this purpose~~), and, if nominated and elected, to serve as a director of the corporation; (ii)~~ );

(B) as to any other business the stockholder proposes to bring before the annual meeting, ~~(A)~~ a brief description of (1) such business and the reasons for conducting such business at the ~~annual~~ meeting ~~and (B)~~ (including the text of any ~~material~~resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), (2) the reasons for conducting such business at the meeting and (3) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of the stockholder and any beneficial owner (within the meaning of Section 13(d) of the Exchange Act) on whose behalf the proposal or nomination is made; and ~~(iii)~~

(C) as to the stockholder giving the notice (or, if submitted by a group of two or more stockholders, as to each stockholder in the group~~), (A)~~ ) and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1) the name and address, including telephone number, of such stockholder~~; (B) the~~ as they appear on the corporation’s books, and the name and address of such beneficial owner;

(2) the class or series and number of shares of the corporation ~~that~~which are ~~beneficially~~ owned ~~and held~~ of record by such stockholder and beneficial owner as of the date of the notice, and the time period for which such ~~shares have been held; (C) if the stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the stockholder of the length of time that the~~ shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held~~); and (D)~~ ), and a representation that the stockholder will notify the corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting;

(3) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business; and

~~(1)~~(4) a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the corporation’s next annual meeting of stockholders.

(D) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(1) the class or series and number of shares of stock of the corporation which are beneficially owned (as defined in Section 2.15(c) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;

(2) a description of (x) any plans or proposals which such stockholder, beneficial owner, if any, or control person may have with respect to securities of the corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D and (y) any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner, if any, or control person and any other person, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (in the case of either clause (x) or (y), regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the corporation in writing within five business days after the record date for such meeting of any such plans or proposals with respect to securities of the corporation or any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(3) a description of any agreement, arrangement or understanding (including, without limitation, any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares), whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the corporation, that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner, if any, or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner, if any, or control person with respect to securities of the corporation, and a representation that the stockholder will notify the corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(4) any performance-related fees (other than an asset-based fee) that such stockholder, beneficial owner, if any, or control person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the corporation or in any agreement, arrangement or understanding under clause (a)(ii)(D)(3) of this Section 2.15 and a representation that the stockholder will notify the corporation in writing within five business days after the record date for such meeting of any performance-related fees in effect as of the record date for the meeting;

(5) a representation as to whether the stockholder, beneficial owner, if any, control person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and (x) in the case of a proposal of business other than nominations, whether such person or group intends to deliver, through means satisfying each of the conditions that would be applicable to the corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or (y) in the case of any nomination (except for a nomination made by an Eligible Stockholder pursuant to Section 2.16 of these bylaws), confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) of at least 67% of the voting power of the corporation’s stock entitled to vote generally in the election of directors; and

(6) a representation that immediately after soliciting the percentage of stockholders referred to in the representation required under clause (a)(ii)(D)(5) of this Section 2.15 such stockholder, beneficial owner, if any, control person or participant will provide the corporation with evidence, which may take the form of a statement and documentation from a proxy solicitor, confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the voting power of the corporation’s stock entitled to vote generally in the election of directors.

~~(ii)~~(iii) Notwithstanding anything in this Section 2.~~14(b) of these bylaws~~15(a) to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.~~14(c~~15(a) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive ~~offices~~office of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

~~(b) Notwithstanding the foregoing provisions of this Section 2.14, a stockholder who seeks to have any proposal included in the corporation’s proxy materials must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Securities Exchange Act of 1934. Nothing in this Section 2.14 shall be deemed to affect any rights of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934.~~

(b) ~~Only~~Special Meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting: (i) by or at the direction of the board of directors; (ii) provided that the board of directors has determined that one or more directors are to be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 2.15(b) is delivered to the secretary, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.15(a) above and provides the additional information required by Section 2.14 of these bylaws; or (iii) in the case of a stockholder-requested special meeting, by any stockholder of the corporation pursuant to Section 2.2 of these bylaws. In the event the corporation calls a special meeting of stockholders (other than a stockholder-requested special meeting) for the purpose of electing one or more directors to the board of directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the notice required by this Section 2.15(b) shall be delivered to the secretary at the principal executive office of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting is first made by the corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding any other provision of these bylaws, in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election to the board of directors or propose any other business to be considered at the meeting, except pursuant to the written request(s) delivered for such special meeting pursuant to Section 2.2 of these bylaws.

(c) General.

(i) Notwithstanding any other provisions of these bylaws, a stockholder (and any beneficial owner on whose behalf a nomination is made or other business is proposed, and if such stockholder or beneficial owner is an entity, any control person) shall also comply with all applicable requirements of the rules and regulations under the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.15 and Section 2.2, as applicable. Nothing in this Section 2.15 shall be deemed to affect any rights of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act. Except as otherwise required by law, only persons nominated in accordance with the procedures set forth in this Section 2.~~14~~15 or, with respect to annual meetings only, Section 2.16 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.~~14. The chairman~~15. Each of the board of directors or the chair of the meeting shall have the power and the duty to determine whether a nomination or any other business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these bylaws ~~and, if any proposed nomination or business is not~~ (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with ~~these bylaws,~~ such stockholder’s representation as required by clauses (a)(ii)(D)(5)-(6) of this Section 2.15) or complied or did not comply with the requirements of Rule 14a-19 under the Exchange Act). If any proposed nomination or other business is not in compliance with these bylaws, including due to a failure to comply with the requirements of Rule 14a-19 under the Exchange Act, then except as otherwise required by law, the chair of the meeting shall have the power to declare that such business shall not be transacted at such meeting ~~and~~or such nomination shall be disregarded~~.~~ , notwithstanding that votes and proxies in respect of such business or nomination have been received by the corporation. Notwithstanding the foregoing provisions of this Section 2.15, unless otherwise required by law, or otherwise determined by the board of directors or the chair of the meeting, (A) if the stockholder does not provide the information required under Section 2.14 of these bylaws or clauses (a)(ii)(C)(2), (a)(ii)(D)(1)-(4) of this Section 2.15 to the corporation within the time frames specified in these bylaws or (B) if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or other business, such nomination and any proxies or votes in respect of any such nomination shall be disregarded and/or such other business shall not be transacted, notwithstanding that votes and proxies in respect of any such nomination or other business may have been received by the corporation.

(ii) To be considered a qualified representative of a stockholder for purposes of these bylaws, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five business days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(iii) For purposes of this Section 2.15 and Section 2.16 of these bylaws, the “close of business” shall mean 6:00 p.m. local time at the principal executive office of the corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.15, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iv) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.

2.16. PROXY ACCESS FOR DIRECTOR NOMINATIONS

(a) Eligibility. Subject to the terms and conditions of these bylaws, in connection with an annual meeting of stockholders at which directors are to be elected, the corporation: (i) shall include in its proxy statement and on its form of proxy the names of; and (ii) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Section 2.16(b)(i) (the “Authorized Number”) for election to the board of directors submitted pursuant to this Section 2.16 (each, a “Stockholder Nominee”), if:

(A) the Stockholder Nominee satisfies the eligibility requirements in this Section 2.16;

(B) the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 2.16 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below);

(C) the Eligible Stockholder satisfies the requirements in this Section 2.16 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the corporation’s proxy materials; and

(D) the additional requirements of these bylaws are met.

(b) Definitions.

(i) The maximum number of Stockholder Nominees appearing in the corporation’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of two or 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.16 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20%; provided that the Authorized Number shall be reduced: (A) by any Stockholder Nominee whose name was submitted for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 but either is subsequently withdrawn or whom the board of directors decides to nominate as a Board nominee; (B) by any directors in office or director nominees that in either case shall be included in the corporation’s proxy materials with respect to the annual meeting as an unopposed (by the corporation) nominee pursuant to an agreement, arrangement or other understanding between the corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the corporation); and (C) by any nominees who were previously elected to the board of directors as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the board of directors as a Board nominee; and (D) by any Stockholder Nominee who is not included in the corporation’s proxy materials or is not submitted for director election for any reason, in accordance with the last sentence of Section 2.16(d)(ii). In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.

(ii) To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 2.16 must:

(A) Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of the corporation that are entitled to vote generally in the election of directors) that represents at least 3% of the outstanding shares of the corporation that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”), and

(B) thereafter continue to Own the Required Shares through such annual meeting of stockholders.

For purposes of satisfying the ownership requirements of this Section 2.16(b)(ii), a group of not more than 20 stockholders and/or beneficial owners may aggregate the number of shares of the corporation that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.16 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.16. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (1) under common management and investment control; (2) under common management and funded primarily by a single employer; or (3) part of a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. For purposes of this Section 2.16, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.

(iii) For purposes of this Section 2.16:

(A) A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of the corporation that are entitled to vote generally in the election of directors as to which the person possesses both: (1) the full voting and investment rights pertaining to the shares; and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares: (a) sold by such person in any transaction that has not been settled or closed; (b) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell; or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (i) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares; and/or (ii) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (a) through (c), the term “person” includes its affiliates.

(B) A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both: (1) the full voting and investment rights pertaining to the shares; and (2) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(C) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice and (1) the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee shall be included in the corporation’s proxy materials for the relevant annual meeting and (2) the person holds the recalled shares through the annual meeting.

(iv) For purposes of this Section 2.16, the “Additional Information” referred to in Section 2.16(a)(ii) that the corporation will include in its proxy statement is:

(A) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(B) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.16, the corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.16 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(c) Stockholder Notice and Other Informational Requirements.

(i) The Stockholder Notice shall set forth all information, representations and agreements required under Section 2.15(a)(ii) above, including the information required with respect to any nominee for election as a director, any stockholder giving notice of an intent to nominate a candidate for election, and any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.16. In addition, such Stockholder Notice shall include:

(A) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;

(B) a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (1) setting forth and certifying to the number of shares of the corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined in Section 2.16(b)(iii)) continuously for at least three years as of the date of the Stockholder Notice; and (2) agreeing to continue to Own such shares through the annual meeting;

(C) the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the corporation, setting forth the following additional agreements, representations, and warranties:

(1) it shall provide: (a) within five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.16; (b) within five business days after the record date for the annual meeting both the information required under clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(4) of Section 2.15 and notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date; and (c) immediate notice to the corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting;

(2) it: (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have this intent; (b) has not nominated and shall not nominate for election to the board of directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.16; (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the board of directors; and (d) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation;

(3) it will: (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation; (b) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 2.16; (c) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting; (d) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the corporation’s annual meeting of stockholders, one or more of the corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A; and (e) at the request of the corporation, promptly, but in any event within five business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the corporation such additional information as reasonably requested by the corporation; and

(D) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 2.16(b)(ii).

(ii) To be timely under this Section 2.16, the Stockholder Notice must be delivered by a stockholder to the secretary of the corporation at the principal executive office of the corporation not later than the close of business (as defined in Section 2.15(c)(iii) above) on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 2.15(c)(iii) above) of the date of such meeting is first made by the corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(iii) Within the time period for delivery of the Stockholder Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the secretary of the corporation at the principal executive office of the corporation, which shall be signed by each Stockholder Nominee and shall represent and agree that such Stockholder Nominee:

(A) consents to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected, for the full term for which such person is standing for election, and (B) currently intends to serve as a director for the full term for which such person is standing for election;

(B) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the Stockholder Nominee, if elected as a director, shall act or vote on any issue or question that has not been disclosed to the corporation; or (2) that could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as a director, with the Stockholder Nominee’s fiduciary duties under applicable law;

(C) is not and shall not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation; and

(D) if elected as a director, shall comply with all of the corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors.

At the request of the corporation, the Stockholder Nominee must promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the corporation’s nominees and provide to the corporation such other information as it may reasonably request. The corporation may request such additional information as necessary to permit the board of directors to determine if each Stockholder Nominee satisfies the requirements of this Section 2.16.

(iv) In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.16.

All information provided pursuant to this Section 2.16(c) shall be deemed part of the Stockholder Notice for purposes of this Section 2.16.

(d) Proxy Access Procedures.

(i) Notwithstanding anything to the contrary contained in this Section 2.16, the corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the corporation, if:

(A) the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.16, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.16 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these bylaws, including, but not limited to, its obligations under this Section 2.16;

(B) the Stockholder Nominee: (1) is not independent under any applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors; (2) is or has been, within the past three years, an officer or director of a competitor, as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914; (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years; or (4) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933;

(C) the corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for director in Section 2.15(a) of these bylaws; or

(D) the election of the Stockholder Nominee to the board of directors would cause the corporation to violate the certificate of incorporation of the corporation, these bylaws, or any applicable law, rule, regulation or listing standard.

(ii) An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.16 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the corporation’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the Authorized Number, the Stockholder Nominees to be included in the corporation’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 shall be selected from each Eligible Stockholder for inclusion in the corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the corporation and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.16 thereafter is nominated by the board of directors, thereafter is not included in the corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.16), no other nominee or nominees shall be included in the corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.

(iii) Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice); or (B) does not receive a number of votes cast in favor of his or her election that is at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.16 for the next two annual meetings.

(iv) Notwithstanding the foregoing provisions of this Section 2.16, unless otherwise required by law or otherwise determined by the chair of the meeting or the board of directors, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.15(c)(ii) of these bylaws) does not appear at the annual meeting of stockholders of the corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the corporation. Without limiting the board of directors’ power and authority to interpret any other provisions of these Bylaws, the board of directors (and any other person or body authorized by the board of directors) shall have the power and authority to interpret this Section 2.16 and to make any and all determinations necessary or advisable to apply this Section 2.16 to any persons, facts or circumstances, in each case acting in good faith. Except for a nomination made in accordance with Rule 14a-19 promulgated under the Exchange Act, this Section 2.16 shall be the exclusive method for stockholders to include nominees for director election in the corporation’s proxy materials.

ARTICLE III.

DIRECTORS

3.1. POWERS

Subject to the provisions of the General Corporation Law of Delaware and to any limitations in the Certificate of Incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2. NUMBER OF DIRECTORS

The number of directors shall be fixed from time to time by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3. ELECTION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders. Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders following his or her election and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

3.4. REMOVAL, RESIGNATION AND VACANCIES

Any director may resign at any time by giving written notice to the ~~chairman~~chair of the board, the chief executive officer, the president, the secretary or the board of directors. Such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt by the ~~chairman~~chair of the board, the president, the secretary or the board of directors. The acceptance of a resignation shall not be necessary to make it effective.

Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum). Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

Unless otherwise provided in the Certificate of Incorporation or these bylaws:

(a) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application or any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 217 of the General Corporation Law of Delaware as far as applicable.

3.5. ANNUAL AND REGULAR MEETINGS; MEETINGS BY TELEPHONE

The annual meeting of the board of directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders. Annual and regular meetings may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the board. In the absence of such a designation, annual and regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation.

Any meeting may be held by conference telephone or similar communication equipment, so long as all directors participating in the meeting can hear one another, and all such directors shall be deemed to be present in person at the meeting.

3.6. SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the ~~chairman~~chair of the board, the chief executive officer, the president, any vice president, the secretary or ~~any two~~at the request of a majority of the board of directors then in office.

Notice of regular meetings need not be given, provided, however, that if the board of directors shall fix or change the time or place of any regular meeting, notice of such action shall be given as set forth herein. Notice of the time and place of special meetings and any required notice of regular meetings shall be delivered personally, sent by first-class mail or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director, addressed to him or her at his or her address as it is shown on the records of the corporation.

If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, telegram, electronic mail or other electronic means, it shall be delivered personally or by telephone, to the telegraph company or by other electronic means at least 24 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

3.7. QUORUM

A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.9 of these bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of the Certificate of Incorporation and applicable law.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.8. WAIVER OF NOTICE

Notice of a meeting need not be given to any director (a) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (b) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such directors. All such waivers, consent, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the board of directors.

3.9. ADJOURNMENT

A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

3.10. NOTICE OF ADJOURNMENT

Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than 24 hours. If the meeting is adjourned for more than 24 hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.6 of these bylaws, to the directors who were not present at the time of the adjournment.

3.11. BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Any action required or permitted to be taken by the board of directors may be taken without a meeting, provided that all members of the board individually or collectively consent in writing or by electronic transmission to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the board of directors. Such written consent and any counterparts thereof, including any consents by electronic transmission, shall be filed with the minutes of the proceedings of the board.

3.12. FEES AND COMPENSATION OF DIRECTORS

Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors. This Section 3.12 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

3.13. ~~CHAIRMAN~~CHAIR

At all meetings of the board of directors, the ~~Chairman~~chair of the board of directors shall, when present, preside as ~~Chairman~~chair at all meetings of the stockholders and board of directors. The ~~Chairman~~chair may call meetings of the stockholders and board of directors and of the committees of the board of directors whenever he or she shall deem it necessary. The ~~Chairman~~chair shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors.

3.14. VICE ~~CHAIRMAN~~CHAIR

In the absence of, or in the case of a vacancy in the office of, the ~~Chairman~~chair of the board of directors, the ~~Vice Chairman~~vice chair of the board of directors shall preside as ~~chairman~~chair at meetings of the stockholders and board of directors or, if both the ~~Chairman~~chair of the board of directors and ~~Vice Chairman~~vice chair of the board of directors are absent, a ~~chairman~~chair selected by the remaining directors shall preside over such meetings. The ~~Vice Chairman~~vice chair shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors.

ARTICLE IV.

COMMITTEES

4.1. COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, each committee consisting of one or more directors. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any committee, to the extent provided in the resolution of the board, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by this chapter to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the corporation.

4.2. MEETINGS AND ACTIONS OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, including Section 3.5 (annual and regular meetings; meetings by telephone), Section 3.6 (special meetings and notice), Section 3.7 (quorum), Section 3.8 (waiver of notice), Section 3.9 (adjournment), Section 3.10 (notice of adjournment), and Section 3.11 (action without meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V.

OFFICERS

5.1. OFFICERS

The officers of the corporation shall be a chief executive officer, a president, a secretary, a treasurer, a chief financial officer, ~~a chief operating officer,~~ and a controller. The corporation may also have, at the discretion of the board of directors, a chief operating officer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

5.2. ELECTION OF OFFICERS

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these bylaws, shall be chosen by the board, subject to the rights, if any, of an officer under any contract of employment.

5.3. SUBORDINATE OFFICERS

The board of directors may appoint, or may empower the chief executive officer to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4. REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors at any regular or special meeting of the board or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5. VACANCIES IN OFFICES

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these bylaws for regular appointments to that office.

5.6. CHIEF EXECUTIVE OFFICER

The chief executive officer shall, subject to the control of the board of directors, have general supervision, direction, and control of the affairs and business of the corporation and general supervision of its officers, officials, employees and agents. The chief executive officer shall preside at all meetings of the stockholders. The chief executive officer shall see that all orders and resolutions of the board of directors are carried into effect, and in addition shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors or these bylaws.

5.7. PRESIDENT

Unless the board of directors specifies another officer, the president shall be the chief executive officer of the corporation. If another officer is specified, the president shall have such powers and perform such duties as are prescribed by the chief executive officer or the board of directors, and in the absence or disability of the chief executive officer the president shall have the powers and perform the duties of the chief executive officer except to the extent the board of directors shall have otherwise provided. In addition, the president shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors, the chief executive officer or these bylaws.

5.8. CHIEF OPERATING OFFICER

The chief operating officer, if one is appointed, shall assist the chief executive officer and the president in the active management of and supervision and direction over the business and affairs of the corporation, subject, however, to the direction of the chief executive officer and the president and the control of the board of directors. In the absence or disability of the chief executive officer and the president, the chief operating officer will assume the powers and responsibilities of the chief executive officer. The chief operating officer shall also have such other powers and perform such other duties as from time to time may be prescribed by the board of directors, the chief executive officer, the president or these bylaws.

5.9. CHIEF FINANCIAL OFFICER

The chief financial officer shall have responsibility for the administration of the financial affairs of the corporation and shall exercise supervisory responsibility for the performance of the duties of the treasurer and the controller. The chief financial officer shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors or these bylaws.

5.10. TREASURER

The treasurer shall oversee the custody of the corporate funds and securities and shall perform all such other duties as are incident to the office of treasurer. The treasurer may be required to give the corporation a bond for the faithful performance of his or her duties, and shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors, the chief financial officer or these bylaws.

5.11. CONTROLLER

The controller shall have supervision and charge of the accounts of the corporation. He or she shall be responsible for the maintenance of adequate accounting records and shall perform such other duties as shall be assigned to him or her by the board of directors or the chief financial officer.

5.12. VICE PRESIDENTS

In the absence or disability of the chief executive officer, the president and the chief operating officer, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the chief executive officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the chief executive officer or the president.

5.13. SECRETARY

The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors and stockholders, and shall keep or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The secretary shall also give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. He or she shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as from time to time may be prescribed by the board of directors or by these bylaws.

ARTICLE VI.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,

AND OTHER AGENTS

6.1. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a “director” or “officer” of the corporation includes any person (a) who is or was a director or officer of the corporation, (b) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.2. INDEMNIFICATION OF OTHERS

The corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the corporation, (b) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.3. NON-EXCLUSIVITY OF RIGHTS

The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereunder acquire under any statute, certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

6.4. SURVIVAL; PRESERVATION OF OTHER RIGHTS; NATURE OF RIGHTS

The rights conferred upon persons claiming indemnity in this Article VI shall be contract rights and such rights shall continue as to a claimant who has ceased to be a director or officer and shall inure to the benefit of the claimant’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of a claimant or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.5. INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

ARTICLE VII.

RECORDS AND REPORTS

7.1. MAINTENANCE AND INSPECTION OF RECORDS

The corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

The officer who has charge of the stock ledger of a corporation shall prepare and make, ~~at least 10 days~~no later than the tenth day before ~~every~~each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ~~at least 10 days prior to the meeting, either at a place within the city where the meeting is to beheld, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.~~ 10 days ending on the day before the meeting date,: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the corporation In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 7.1 or to vote in person or by proxy at any meeting of stockholders.

7.2. INSPECTION BY DIRECTORS

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

7.3. REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The ~~chairman~~chair of the board, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VIII.

GENERAL MATTERS

8.1. RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING

For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date so fixed, except as otherwise provided by law.

If the board of directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution or the 60th day before the date of that action, whichever is later.

8.2. CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

8.3. CORPORATE CONTRACTS AND INSTRUMENTS; HOW EXECUTED

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.4. STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of a corporation may be represented by certificates or the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the ~~chairman~~chair or vice

~~chairman~~chair of the board of directors, or the president or vice president, and by the chief financial officer, the treasurer, the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.5. SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stocks provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.6. LOST CERTIFICATES

Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of replacement certificates on such terms and conditions as the board may require; the board may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

8.7. FISCAL YEAR

The fiscal year of the corporation shall end on August 31 or such other date as shall be fixed by resolution of the board of directors from time to time.

8.8. CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term person includes both a corporation and a natural person.

8.9. FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 8.9. h

ARTICLE IX.

AMENDMENTS

The original or other bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.